Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-181277) and related Prospectus of MAKO Surgical Corp. for the registration of 1,465,471 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the financial statements of MAKO Surgical Corp., and the effectiveness of internal control over financial reporting of MAKO Surgical Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Boca Raton, Florida
February 28, 2013